SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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Commission Only (as permitted
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BIO-REFERENCE LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BIO-REFERENCE LABORATORIES, INC.
481 EDWARD H. ROSS DRIVE
ELMWOOD PARK, NEW JERSEY 07407
201-791-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 12, 2012

          The annual meeting of the stockholders of Bio-Reference Laboratories, Inc. (the “Company”) will be held at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Thursday, July 12, 2012 at 9:00 A.M. local time, for the purpose of considering and acting on the following matters:

          1. The election of three directors to the Company’s Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified.

          2. An advisory vote on executive compensation as disclosed in these materials.

          3. Such other business as may properly be brought before the meeting or any adjournment thereof.

          Pursuant to the provisions of the by-laws, the Board of Directors has fixed the close of business on June 1, 2012 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting or any adjournment thereof.

          Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

By Order of the Board of Directors

Marc D. Grodman
President

Dated: June 4, 2012

          PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

BIO-REFERENCE LABORATORIES, INC.
481 EDWARD H. ROSS DRIVE
ELMWOOD PARK, NEW JERSEY 07407
201-791-2600

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on July 12, 2012

          This proxy statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the “Company,” “we” or “us”) is first being mailed to stockholders on or about June 12, 2012 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) to be used at the annual meeting of stockholders of the Company to be held on Thursday, July 12, 2012 at 9:00 A.M. (local time) at the Sheraton Crossroads Hotel, Crossroads Corporate Center, One International Boulevard, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this proxy statement is a Notice of Annual Meeting of Stockholders, a form of proxy for the meeting and a copy of the Company’s 2011 Annual Report containing financial statements and related data.

          All proxies that are properly filled in, signed and returned to the Company prior to or at the meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by (a) written notice addressed to the Company’s Secretary and delivered to the Company’s principal offices prior to the commencement of the meeting, (b) providing a signed proxy bearing a later date or (c) appearing in person and voting at the meeting. The Company intends to vote executed but unmarked proxies in favor of proposals one and two. The Board has fixed the close of business on June 1, 2012 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

          The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $10,000.

          At the record date, the Company had 27,709,743.000 shares of its common stock, issued and outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding common stock is necessary to constitute a quorum at the meeting. Election of directors (proposal one) requires the affirmative vote of a plurality of the votes cast on the proposal by the holders of common stock present in person or by proxy at the meeting. A majority of votes cast upon any other question will decide the question. Abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the broker or nominee does not have discretionary authority) will be counted for purposes of determining a quorum for the transaction of business at the annual meeting, but will not be considered as votes for purposes of determining the outcome of a vote.

          The following table sets forth information as of May 1, 2012 with respect to the ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner*	Shares of Common Stock Beneficially Owned(1)	Percentage Ownership

Marc D. Grodman(2)	2,752,200	10%
Howard Dubinett(3)	375,138	1%
Sam Singer(4)	44,332	**
Joseph Benincasa	0	0%
Harry Elias	0	0%
Gary Lederman(5)	30,400	**
John Roglieri(6)	10,000	**
Executive Officers and Directors as a group (seven persons) (2)(3)(4)(5)(6)	3,208,270	11%
Black Rock, Inc(7) 40 East 52nd Street New York, NY 10022	1,918,462	7%
Prudential Financial, Inc. (8) 751 Broad Street Newark, NJ 07102-3777	2,900,514	10%
Palisade Capital Management, L.L.C. (9) One Bridge Plaza Suite 695, Fort Lee, NJ 07024	1,590,000	6%
Riverbridge Partners LLC 801 Nicollet Mall Suite 600, Minneapolis, MN 55402(10)	1,927,486	7%

*	The address of each of the Company’s directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

**	Less than one (1%) percent.

(1)	Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned.

(2)

Includes 2,307,366 shares owned directly. Also includes 345,834 shares owned directly by Dr. Grodman’s wife, Pam Grodman, and 99,000 shares owned by their children. Dr. Grodman disclaims beneficial ownership of these 444,834 shares.

(3)	Includes 375,138 shares owned directly.

(4)	Includes 29,332 shares owned directly, and 15,000 shares owned by children who share Mr. Singer’s household. Mr. Singer disclaims beneficial ownership of these 15,000 shares.

(5)	Includes 30,400 shares owned directly.

(6)	Includes 10,000 shares owned directly.

(7)

Black Rock, Inc. (“Black Rock”) is the beneficial owner of these 1,918,462 shares. In its Schedule 13G dated January 20, 2012 filed with the Securities and Exchange Commission, Black Rock stated that to the best of its knowledge, these 1,918,462 shares were acquired in the ordinary course of business; were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company; and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(8)

Prudential Financial, Inc. (“Prudential”) is the beneficial owner of these 2,900,514 shares. In its Schedule 13G dated February 10, 2012 filed with the Securities and Exchange Commission, Prudential stated that to the best of its knowledge, these 2,900,514 shares were acquired in the ordinary course of business; were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company; and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(9)

Palisade Capital Management, L.L.C. (“Palisade”) is the beneficial owner of these 1,590,000 shares. In its Schedule 13G dated February 8, 2012 filed with the Securities and Exchange Commission, Palisade stated that to the best of its knowledge, these 1,590,000 shares were acquired in the ordinary course of business; were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company; and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(10)

Riverbridge Partners LLC (“Riverbridge”) is the beneficial owner of these 1,927,486 shares. In its Schedule 13G dated February 6, 2012 filed with the Securities and Exchange Commission, Riverbridge stated that to the best of its knowledge, these 1,927,486 shares were acquired in the ordinary course of business; were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company; and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

ACTION TO BE TAKEN AT THE MEETING
ELECTION OF DIRECTORS
(Proposal One)

          The number of directors on the Company’s Board of Directors is currently fixed at seven. The Company’s certificate of incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two class I directors (Dr. Grodman and Mr. Dubinett), two class II directors

(Mr. Singer and Mr. Elias) and three class III directors (Mr. Benincasa, Mr. Lederman and Dr. Roglieri), whose terms expire upon the election and qualification of their successors at successive annual meetings to be held in 2012 (the class III directors), in 2013 (the class I directors) and in 2014 (the class II directors). At each annual meeting of stockholders, the directors comprising one of the classes are elected for a full term of three years.

          Mr. Benincasa, Mr. Lederman and Dr. Roglieri (current class III directors) are being proposed for re-election at this annual meeting of stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Mr. Benincasa, Mr. Lederman and Dr. Roglieri who are the nominees of the Board of Directors for election. Management has no reason to believe that any of such nominees for the office of director will not be available for election as a director. However, should any of them become unwilling or unable to accept election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as the Board of Directors may recommend.

          The following table sets forth certain information as of the record date with respect to each of the directors and executive officers of the Company.

Name	Age	Position

Marc D. Grodman, M.D.	60	Chairman of the Board, President, Chief Executive Officer and Director

Howard Dubinett	60	Executive Vice President, Chief Operating Officer and Director

Sam Singer	68	Vice President, Chief Financial Officer, Chief Accounting Officer and Director

Joseph Benincasa(a)(c)(e)	62	Director

Harry Elias(a)(c)(e)	82	Director

Gary Lederman, Esq. (b)(c)(e)	78	Director

John Roglieri, M.D. (a)(d)(e)	73	Director

(a)	Member of the audit committee
(b)	Chairman of the audit committee
(c)	Member of the compensation committee
(d)	Chairman of the compensation committee
(e)	Member of the nominating committee

Directors and Executive Officers

          The following is a brief account of the business experience of each director and executive officer of the Company, including each nominee for director of the Company.

          Marc D. Grodman, M.D. founded the Company in December 1981 and has been our Chairman of the Board, President, Chief Executive Officer and a director since our formation. Dr. Grodman is an Assistant Professor of Clinical Medicine at Columbia University’s College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. Since January 2005, Dr. Grodman has been a member of the Board of Directors, served as Chairman and currently serves as Vice Chairman of the American Clinical Laboratory Association, an industry organization comprised of the largest and most significant commercial clinical laboratories in the United States. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D. degree from Columbia University’s College of Physicians and Surgeons in 1977. Except for his part time duties as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital, Dr. Grodman devotes all of his working time to our business.

          We believe that Dr. Grodman is qualified to serve on our Board of Directors because of his extensive medical expertise, his experience on the faculty at Columbia University College of Physicians and Surgeons, his leadership role in our industry and his knowledge of trends in the healthcare industry.

          Howard Dubinett has been our Executive Vice President and Chief Operating Officer of the Company since our formation in 1981. He became a director in April 1986. Mr. Dubinett attended Rutgers University. We believe that Mr. Dubinett is qualified to serve on our Board of Directors because of his extensive knowledge of and experience in our business and his knowledge of healthcare regulation.

          Sam Singer has been our Chief Financial Officer since October 1987, a director since November 1989 and a Senior Vice President since 2007. Mr. Singer was the Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987, prior to joining us. Mr. Singer also serves on the boards of several not-for-profit institutions. He received a B.A. degree from Strayer University and an M.B.A. from Rutgers University. We believe that Mr. Singer is qualified to serve on our Board of Directors because of his extensive experience in financial matters, including financial reporting, and his experience with our business gained through his tenure as our Chief Financial Officer.

          Joseph Benincasa joined our Board of Directors in June 2005. Mr. Benincasa currently serves as the President and CEO of The Actors’ Fund of America, a position he has held since 1989. The Actors’ Fund is the leading national, non-profit human services organization providing comprehensive social and health care services, employment, training and housing support to the entertainment profession. Among his responsibilities at The Actors Fund is the direction of the Al Hirschfeld Health Care Center, a partnership with Columbia Presbyterian Medical Center, and the Artist Health Insurance Resource Center. For six years, from 2000 to 2006, Mr. Benincasa served as a director of St. Peter’s University Medical Center, a major hospital in central New Jersey. From 1980 to 1988, he was Director of Public Education/Relations for the New York Blood Center, and continues on the Campaign Council of the Greater New York Blood Program. He chairs the Nominating Committee of the Board of

Directors for Broadway Cares/Equity Fights AIDS. He also serves on the boards of Career Transition for Dancers, the Times Square Alliance, the Theatre Museum, YMCA of New York City, and the Somerset Patriots, a minor league baseball team. He is past Chair of the New York Society of Association Executives and continues to serve on it Chairman’s Council. Mr. Benincasa holds a B.A. degree from St. Joseph’s University, an M. Ed. Degree from Rutgers University and also attended the Fordham University Graduate School of Business. We believe that Mr. Benincasa is qualified to serve on our Board of Directors because of his familiarity with healthcare issues gained through his board service at St. Peter’s University Medical Center, the New York Blood Center, The Actors Fund and his extensive experience with administrative matters.

          Harry Elias became a member of the Board of Directors in March 2004. Mr. Elias commenced his employment in sales and marketing with JVC Company of America (“JVC”), a distributor of audio and video products, in 1967, subsequently being appointed as JVC’s Senior Vice President of Sales and Marketing in 1983 and as Executive Vice President of Sales and Marketing in 1990. In 1995, Mr. Elias was named as JVC’s Chief Operating Officer, a position he occupied until April 2003 when he resigned his positions upon his appointment as JVC’s “Honorable Chairman.” In January 2005, after retiring from JVC, Mr. Elias was appointed Chairman of the Board of and commenced to serve as a consultant to AKAI USA, the sole distributor in the United States of electronic products produced by AKAI, a Chinese manufacturer. Mr. Elias retired from AKAI in 2007 and currently is self-employed as a business consultant. We believe that Mr. Elias is qualified to serve on our Board of Directors because of the experience and skills he gained in running a large business operation.

          Gary Lederman, Esq. became a member of our Board of Directors in May 1997. He received his B.A. degree from Brooklyn College in 1954 and his J.D. degree from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. During the 1970s, Mr. Lederman also served as a member of the New York Attorney General’s Consumer Fraud Advisory Committee. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. He served on an institutional review board for RTL, a pharmaceutical drug testing laboratory until his retirement in February 2007. We believe that Mr. Lederman is qualified to serve on our Board of Directors as a result of his legal expertise, his union manager experience and responsibilities and his experience with RTL, including his involvement with health and welfare funds and his familiarity with consumer regulation and the activities of pharmaceutical companies.

          John Roglieri, M.D. became a member of our Board of Directors in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia University’s College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Masters degree from Columbia University’s School of Business in 1978. From 1969 until 1971, he was a Senior Assistant Surgeon in the U.S. Public Health Service in Washington, D.C. From 1971 until 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 until 1975, he was director of the Robert Wood Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice President, Ambulatory Services at Presbyterian Hospital, a position which he held until 1980. Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 until 1992, he was also director of the Employee Health Service at Presbyterian Hospital. From 1992 through 1999, Dr. Roglieri was the corporate medical director of NYLCare, a managed care subsidiary of New York Life Insurance Company. Dr. Roglieri was chief medical officer of Physician WebLink, a national physician practice management company, from 1999 to 2000. Since 2001, he has been a medical director for New York Life in Manhattan. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journals Managed Care and Seminars in Medical Practice. We believe that Dr. Roglieri is qualified to serve on our Board of Directors due to his extensive medical background, his role as director of the Employee Health service at Presbyterian Hospital, his role as corporate medical director of a managed care organization and the skill and expertise gained through his many other activities.

          There are no family relationships between or among any directors or executive officers of the Company.

The Board of Directors recommends a vote FOR the three class III director nominees named above.

Compliance with Section 16(a) of the Exchange Act

          Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), or representations that no Forms 5 were required, the Company believes that with respect to fiscal 2011, its officers, directors and beneficial owners of more than 10% of its equity timely complied with all applicable Section 16(a) filing requirements, except as follows:

          1. Dr. Grodman owns a total of 2,752,200 shares of our common stock. His Section 16 filings report ownership of a total of 2,752,800 shares, a discrepancy of 600 shares.

          2. Mr. Elias made late Form 4 filings with respect to his purchase and subsequent sale of 2,000 shares. Upon demand made by the Company, Mr. Elias promptly disgorged to the Company the applicable short-swing profits.

THE BOARD AND ITS COMMITTEES

Director Independence

          The Board of Directors has determined that Messrs. Benincasa, Elias, Lederman and Dr. Roglieri are “independent” as required by the applicable listing standards of the NASDAQ Stock Market, Inc. Dr. Grodman and Messrs. Dubinett and Singer are not independent because they are Company officers. In making its determinations as to the independence of directors, the Board reviewed relationships between the Company and its directors.

Shareholder Access

          Shareholders and any other person may communicate with the Board by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 481 Edward H. Ross Drive, Elmwood Park, New Jersey, 07407.

Board Meetings

          The Board of Directors met four times during the fiscal year ended October 31, 2011. The Board of Directors has established the following committees—an audit committee, a compensation committee and a nominating committee. The audit committee met four times during fiscal 2011. The compensation committee met once during fiscal 2011. The nominating committee did not meet during fiscal 2011, but have met once to date in 2012. During fiscal 2011, each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. Each of the committees of our Board of Directors acts in accordance with a written charter adopted by the Board of Directors. The Company does not have a policy with regard to attendance by directors at annual meetings of stockholders.

Committees of the Board of Directors

Audit Committee

          Our audit committee is comprised of Gary Lederman (Chairman), Joseph Benincasa, Harry Elias and John Roglieri. The audit committee meets at least once a year with the outside auditors with respect to, and shall advise the Board of Directors in, matters relating to the corporations reporting practices, its application of accounting principals and its internal controls. The outside auditors are accountable to the Board of Directors and the audit committee and the Board of Directors and the audit committee have the authority and responsibility to select, evaluate, and where appropriate, replace the outside auditors or to nominate the outside auditors. The audit committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The audit committee shall be directly responsible for the resolution of disagreements between our management and the outside auditors regarding financial reporting. The Board of Directors has determined that Gary Lederman is qualified to serve as the Company’s “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. A copy of the audit committee charter may be found on the Company’s website at www.bioreference.com.

Compensation Committee

          Our compensation committee is comprised of John Roglieri (Chairman), Joseph Benincasa, Harry Elias and Gary Lederman. The compensation committee: oversees the compensation policies and their specific application to our executive officers; prepares an annual report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and/or the Company’s proxy statement; negotiates and approves the compensation of our chief executive officer and our other executive officers; selects a peer group of companies against which to compare our compensation of our chief executive officer, if it deems such comparison necessary; monitor compensation trends and solicit independent advice when deemed appropriate; and approves, rejects or modifies incentive bonus compensation plans for our senior management, as recommended by management.

          From time to time, our compensation committee may determine to engage an independent compensation consultant to assist it in reviewing the compensation levels for our executive officers. Starting in fiscal 2010 and continuing into fiscal 2011 the compensation committee engaged Compensation Resources, Inc., an independent executive compensation consulting firm (“CRI”) as its independent compensation consultant in connection with the negotiation of the new employment agreement with the chief executive officer. In performing such services, CRI was only engaged by, and only took direction from and reported to, the compensation committee. CRI has not been engaged by the Company or the compensation committee to perform any other services.

          A copy of the compensation committee’s charter may be found on the Company’s website at www.bioreference.com.

Nominating Committee

          Our nominating committee is comprised of Harry Elias, Joseph Benincasa, Gary Lederman and John Roglieri (Chairman). Pursuant to its charter, a copy of which may be found on the Company’s website at www.bioreference.com, the nominating committee establishes criteria for the selection of directors; identifies individuals qualified to be directors; evaluates director candidates proposed by stockholders; recommends individuals to fill vacancies on the board; and recommends nominees for director at each annual stockholder meeting. The nominating committee considers nominees recommended by stockholders in accordance with the procedures set forth in our by-laws and applicable law. The nominating committee generally identifies potential candidates for director by seeking referrals from management, members of the Board of Directors and other business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the board’s existing strengths. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The nominating committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience and diversity of backgrounds. The nominating committee assesses the effectiveness of its diversity policies by annually reviewing the nominees for director to the Board of Directors to determine if such nominees satisfy our then-current needs.

Executive Committee

          The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

          We have always employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our clients, stockholders and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business. Accordingly, we believe a combined Chairman/CEO position is the best governance model for our Company and our stockholders.

          Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

          The Board of Directors’ role in overseeing the management of risk we face is conducted primarily through its committees, as discussed in the description of each committee above and as specified in each committee’s respective charter. The Board of Directors (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management potential risk exposures, their potential impact on our Company and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the committee will report such matters to the full Board. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

DIRECTOR COMPENSATION

          During fiscal 2011, each director who was not a Company employee was compensated for his services as a director with a quarterly fee of $16,250. In addition, Gary Lederman as chairman of the audit committee and John Roglieri M.D. as chairman of the compensation committee were each compensated for serving as a committee chairman with an additional quarterly fee of $3,750. No director’s fees were paid to our employee directors.

          The following table sets forth the compensation paid to our directors in fiscal 2011.

Director Name:	Cash ($)	Chairman Fees ($)		Total ($)

Joseph Benincasa	65,000	—		65,000
Harry Elias	65,000	—		65,000
Gary Lederman (a)	65,000	15,000	(a)	80,000
John Roglieri M.D (b)	65,000	15,000	(b)	80,000

(a)	Chairman of the audit committee

(b)	Chairman of the compensation committee

Code of Ethics

          Our Code of Ethics is applicable to our senior management, as well as our key financial and accounting personnel. It has been designed to deter wrongdoing and to promote the following:

•	Honest and ethical conduct including the ethical handling of actual or apparent conflicts of interest;

•	Fair, accurate, timely and understandable disclosure in our public communications and reports filed with the Securities and Exchange Commission;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	Accountability to ensure adherence to the Code of Ethics.

          The Code of Ethics requires each covered person to deal ethically and honestly with the Company and to avoid business, financial or other direct or indirect interests or relationships that conflict with those of the Company or divide the covered person’s loyalty to the Company. Each covered person is required to sign an attestation of compliance with the Code of Ethics at the end of each fiscal year.

Related Persons Transactions

          It is the Company’s policy that transactions involving related persons (excluding executive officer compensation which is determined by the compensation committee) are to be presented to and assessed by the independent members of the Board of Directors. Related persons include the Company’s directors and executive officers, immediate family members of the directors and executive officers, and certain large security holders and their family members. If the determination is made that a related person has or may have a material direct or indirect interest in any Company transaction and that the amount involved equals or exceeds $120,000, the Company’s independent directors will review, approve and ratify the transaction, if appropriate, and the transaction will be disclosed, if required, under Securities and Exchange Commission rules. If the related party at issue is a director of the Company or a family member of a director, then that director will not participate in the relevant discussion and review.

          Information considered in evaluating such transactions include the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to the Company and the related person, whether the transaction would impair the judgment of a director or an executive officer to act in the best interests of the Company and any other matters that management or the independent directors deem appropriate. Corporate policy requires all directors and employees, including all executives, to disclose their interests (including indirect interests through family members) with individuals or entities doing business with the Company, to management and/or the Board of Directors and to remove themselves from all decisions related to that organization. No such transactions with related parties occurred in fiscal years 2009 through 2011. The Company will, upon a stockholder’s written request to Investor Relations, c/o the Company, furnish a paper copy of the Code of Ethics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

          The objective of our compensation program for our named executive officers (“NEOs”) is to reward them for their leadership and efficiency in their areas of responsibility and for their overall contribution to the Company’s performance. Our NEOs for fiscal 2011 are Dr. Grodman, our President and Chief Executive officer, Mr. Dubinett, our Executive Vice President Chief Operating Officer who is responsible for healthcare regulatory compliance and insurance matters, and Mr. Singer, our Senior Vice President and Chief Financial Officer who is responsible for all financial matters.

          We seek to maintain a uniform approach in how we compensate our NEOs. Accordingly, as Dr. Grodman already owns a substantial equity interest in the Company and we believe that further equity compensation would not provide him with an effective incentive, we do not currently provide equity compensation to any of our NEOs. Our compensation program for our NEOs therefore focuses primarily on the following cash based incentives:

(i) Annual “base compensation,” consisting of a set annual cash amount that is subject to annual increase based upon a review of the NEO’s and the Company’s performance and increases in the Consumer Price Index; and

(ii) Participation in the annual Senior Management Incentive Bonus Plan (“Annual Bonus Plan”), which provides cash incentives based on the level of achievement of specific performance objectives. We annually establish targets under the Annual Bonus Plan that are designed to assist in the Company’s profitability by encouraging a “team effort” that rewards participants based on the level of achievement of Company financial targets set by the compensation committee with no reward if minimum targets are not achieved. Annual Bonus Plan targets were achieved with respect to fiscal 2010 and fiscal 2011 so that bonuses were earned and paid to our NEOs under the 2010 Bonus Plan and the 2011 Bonus Plan. See “Senior Management Incentive Bonus Plan” herein.

Advisory Vote on Executive Compensation

          In the Company’s first non-binding advisory vote on executive compensation, conducted last year at the 2011 Annual Meeting of Stockholders, 63% of our stockholders voted that such vote should be held annually. At the 2011 Annual Meeting of Stockholders, 62% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. The compensation committee reviewed these final vote results and took them into account when considering its compensation decisions for fiscal 2012. The compensation committee determined that given the leadership role of the NEOs in the Company’s continued steady performance the Company’s executive compensation program remains appropriate and no changes were necessary. However, the compensation committee continues to review our executive compensation program consistent with the compensation goals set forth in the Compensation Discussion and Analysis.

Process for Determining Executive Compensation; Fiscal 2011 Compensation Decisions

          Our compensation committee reviews and approves salaries and other compensation of our NEOs. Our compensation committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

          On December 31, 2010, the Company executed a new employment agreement with Dr. Grodman (the “New Contract”) that Dr. Grodman negotiated directly with the compensation committee. During the negotiation, the compensation committee did not have specific performance objectives for the Company to achieve in the future but believed that the steady increase in each of the past four years in the Company’s net revenues and profits were to a significant degree attributable to Dr. Grodman’s leadership as President and Chief Executive Officer. The compensation committee believed it was important for the Company and its stockholders to secure Dr. Grodman’s services for another seven years. In addition, the compensation committee engaged and relied in part on executive compensation studies furnished in November 2010 by CRI, an independent compensation consultant, in determining the appropriate compensation level for Dr. Grodman. CRI benchmarked the total direct compensation paid to Dr. Grodman under his Old Contract against published surveys and the total direct compensation paid to the chief executive officers of a peer group (the “Peer Group”) of twelve publicly owned clinical laboratories and/or companies in the pharmaceutical preparations industry with revenue of approximately $362.7 million (including two major national laboratories, Quest Diagnostics, Inc. and Laboratory Corporation of America Holdings). CRI reported that, while Dr. Grodman’s base salary and total cash compensation were both above market (186% and 131% vs. market, respectively), because the Company does not provide him with equity awards given his already substantial equity holdings in the Company, when compared to the chief executive officers in the Peer Group, his total direct compensation package under the Old Contract was within the market (82% vs. the market). The Peer Group used as a benchmark by CRI was:

Alliance Healthcare Services, Inc.
BioClinica, Inc.
Genoptix, Inc.
InSight Health Services Holdings Corp.
Laboratory Corporation of America Holdings
MEDTOX Scientific, Inc.
Neogenomics Inc.
Orchid Cellmark Inc.
Psychemedics Corporation
Quest Diagnostics Incorporated
Radnet, Inc.

          Response Genetics, Inc.

          Under the New Contract, Dr. Grodman’s minimum base compensation was raised to $1,059,044 per year, he was provided with a death benefit of 24 months continuation of his base compensation if he dies while employed by us and we increased the period during which he may be on a paid leave of absence due to a total disability from 18 months to 36 months.

          In addition, under the New Contract, we agreed to transfer to an Insurance Trust (the “1999 Trust”) established by Dr. Grodman, an insurance policy (“Policy A”) owned by the Company insuring the life of Dr. Grodman pursuant to an Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 1”) among the Company, Dr. Grodman and the 1999 Trust, by paying a $1,202,411 bonus (the “Initial Bonus”) to Dr. Grodman, which is equal to the amount of the premiums paid by the Company on Policy A through the date of the New Contract. We also agreed to pay bonuses to Dr. Grodman of $119,000 in 2011, $70,000 in 2012 and $70,000 in 2013 unless his employment was terminated for “Cause” prior to a payment. These three bonuses were equal in amount to the remaining premiums payable on Policy A. The Company will expense the Initial Bonus ratably over the term of the New Contract. If Dr. Grodman’s employment is terminated for “Cause,” he is obligated to pay back the unexpended portion of the Initial Bonus back to the Company. We also agreed to obtain a second insurance policy, a second-to-die policy (“Policy B”) insuring the lives of Dr. Grodman and his wife. Policy B will be owned by the Company pursuant to a second Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 2”) among the Company, Dr. Grodman and the Grodman Family 2011 Insurance Trust (the “2011 Trust”) established by Dr. Grodman. Policy B provides for seven years of annual premiums of approximately $200,000 each, to be paid by the Company unless Dr. Grodman’s employment is terminated for “Cause.”

          The compensation committee determined that the New Contract, including the total direct compensation to be paid to Dr. Grodman thereunder and the insurance arrangements discussed above, were reasonable and in the best interests of the Company. See “Employment Agreements with NEOs” below for a further description of Dr. Grodman’s New Contract.

          Mr. Dubinett and Mr. Singer each negotiated the terms of their contracts including their base compensation with Dr. Grodman who then recommended the terms to the compensation committee for approval. Since fiscal 2008, the base compensation and the increase in base compensation in each year for Mr. Dubinett and for Mr. Singer have been identical. This is because in the opinion of Dr. Grodman and the compensation committee, Mr. Dubinett and Mr. Singer have performed their duties equally well and to distinguish between them in compensation could cause the Company to lose the services of one of them. The relative short term of each of their employment agreements could allow for early termination if Dr. Grodman or the compensation committee is not satisfied with either officer’s performance. The increases in their base compensation in each of the past three fiscal years have been as follows, which includes automatic increases in fiscal years 2010 and 2011 based upon increases in the Consumer Price Index.

Increases in Base Compensation for Each of
Mr. Dubinett and Mr. Singer Over the Prior Three Fiscal Years

Period	Amount of Increase($)	Percentage Increase

Fiscal 2009	18,490	5.0%
Fiscal 2010	19,075	5.0%
Fiscal 2011	18,022	4.5%

          In determining the compensation for our NEOs for fiscal 2011, the compensation committee engaged and relied in part on executive compensation studies furnished in March 2010 by CRI. CRI benchmarked the total direct compensation paid to our NEOs against published surveys and the total direct compensation paid to executive with similar titles in the Peer Group. CRI reported that the total direct compensation paid to all of the NEOs were below market. The compensation committee determined that the base compensation paid with respect to fiscal 2011, and the terms of the extension agreements with Messrs. Dubinett (through October 31, 2011) and Singer (through January 31, 2012), were reasonable in relationship to the services performed, the responsibilities assumed and the results obtained, and were in the best interests of the Company. In connection with Dr. Grodman’s compensation, the compensation committee also considered the Company’s increase in net revenues, patients serviced, working capital and shareholders’ equity in fiscal 2011 compared with the corresponding period in fiscal 2010. Based on the foregoing, the compensation committee concluded that the base compensation to be paid to Dr. Grodman for fiscal 2011 was appropriate.

Senior Management Incentive Bonus Plans

          The compensation committee adopts an Annual Bonus Plans for each year which it believes incentivizes senior management to push to achieve operating results that the compensation committee believes will inure to the benefit of stockholders as well as management. Each Annual Bonus Plan provides goals which the compensation committee believes could only be achieved through extraordinary team efforts by senior management and that are designed to incentivize senior management to operate the Company in the most efficient manner possible. In developing the Annual Bonus Plan for each year, the compensation committee takes into consideration the economy in general and the goals of the Company that it wished to reward, namely to improve Company margins within attainable goals for management.

          The compensation committee has at all times sought (and continues to seek) to provide a mechanism to reward outstanding efforts that enhance shareholder value. The following is a description of the Annual Bonus Plan for fiscal 2010 (the “2010 Bonus Plan”) and the Annual Bonus Plan for fiscal 2011 (the “2011 Bonus Plan”). The compensation committee has adopted an Annual Bonus Plan for fiscal 2012 that is substantially similar to the 2011 Bonus Plan other than with respect to the actual levels of the performance metrics to be achieved. Any bonuses required to be paid under the provision of any Annual Bonus Plan is required to be paid to each participant on the pro-rata formula established upon the adoption of the plan and not at the discretion of the compensation committee.

          2010 Bonus Plan

          The 2010 Bonus Plan was based on two separate financial formula calculations. The first formula provided for bonuses (up to a maximum of 10% of the participant’s annual gross wages for 2010, less any bonus, auto or airplane usage expense charge-back or other unearned revenue (“2010 Wages”)) based on the level of the Company’s achievement of total operating income (“TOI”) as a percentage of our net revenues for fiscal 2010 as follows:

If TOI is greater than:	and less than:	Bonus equal to the following percentage of the participant’s 2010 Wages:

10.74%	11.26%	4%
11.24%	11.76%	6%
11.74%	12.26%	8%
12.24%	12.76%	10%

          The second formula provided for bonuses (up to a maximum of 15% of the participant’s 2010 Wages) based on the percentage increase on a year over year basis in the Company’s operating income before interest and taxes (“OIBIT”) from fiscal 2009 to fiscal 2010, determined by subtracting the Company’s fiscal 2009 OIBIT from the Company’s fiscal 2010 OIBIT and dividing the difference by the Company’s OIBIT for fiscal 2009 to determine the percentage of change (“2010 PC”), as follows:

          Actual results under the 2010 Bonus Plan were as follows:

If 2010 PC is greater than:	and less than:	Bonus equal to the following percentage of the participant’s 2010 Wages:

24.99%	30.01%	6%
29.99%	35.01%	9%
34.99%	40.01%	12%
39.99%	N/A	15%

Actual results under the 2010 Bonus Plan were as follows:

TOI as a percentage of our net revenues for fiscal 2010	10.56%	0%
2010 PC	26.24%	6%

Total Bonus Percentage: — 6%

          As a result of the performance achieved under the 2010 Bonus Plan, Dr. Grodman received a bonus payment of $60,806 and Messrs. Dubinett and Singer each received a bonus payment of $24,030.

          2011 Bonus Plan

          The 2011 Bonus Plan was based on two separate financial formula calculations. The first formula provided for bonuses (up to a maximum of 10% of the participant’s annual gross wages for 2011, less any bonus, auto or airplane usage expense charge-back or other unearned revenue (“2011 Wages”)) based on the level of the Company’s achievement of TOI as a percentage of our net revenues for fiscal 2011 as follows:

If TOI is greater than or equal to:	and less than:	Bonus equal to the following percentage of the participant’s 2011 Wages:

11.00%	11.50%	4%
11.50%	12.00%	6%
12.00%	12.50%	8%
12.50%	N/A	10%

          The second formula provided for bonuses (up to a maximum of 15% of the participant’s 2011 Wages) based on the percentage increase on a year over year basis in the Company’s OIBIT from fiscal 2010 to fiscal 2011, determined by subtracting the Company’s fiscal 2010 OIBIT from the Company’s fiscal 2011 OIBIT and dividing the difference by the Company’s OIBIT for fiscal 2010 to determine the percentage of change (“2011 PC”), as follows:

If 2011 PC is greater than or equal to:	and less than:	Bonus equal to the following percentage of the participant’s 2011 Wages:

20%	25%	6%
25%	30%	9%
30%	35%	12%
35%	N/A	15%

          Actual results under the 2011 Bonus Plan were as follows:

TOI as a percentage of our net revenues for fiscal 2011	10.70%	0%
2011 PC	23.56%	6%

Total Bonus Percentage: — 6%

          As a result of the performance achieved under the 2011 Bonus Plan, Dr. Grodman received a bonus payment of $65,543 and Messrs. Dubinett and Singer each received a bonus payment of $25,111.

Special Bonus for Mr. Singer

          In fiscal 2011, the compensation committee approved a one-time special cash bonus to Mr. Singer in the amount of $110,000 in recognition of his activity and efforts in the collection of a $6.7 million sales tax refund from the State of New Jersey.

Benefits and Perquisites

          Our policy is to provide health benefits as well as access to our 401(k) Plan to which we contribute a maximum of $750 per employee each year, to all of our employees including our NEOs.

          All senior officers of the Company, including our NEOs, are entitled to an automobile leased by the Company and access to the Company’s airplane for personal use to the extent the airplane is not in use for business purposes. The costs for insurance and maintenance of such automobiles are paid by the Company. All amounts reflecting the personal use of such perquisites are reported as income to them subject to tax in accordance with the Internal Revenue Code of 1986, as amended (the “Code”). The amounts reflecting the Company’s incremental costs for the NEO’s personal use of the Company leased automobile and the Company’s airplane are reflected in Footnote (3) to the “Summary Compensation Table” below.

Change in Control Benefits

          The employment agreements with our NEOs in effect during fiscal 2011 provided for substantial severance payments to them in the event of a change in control of the Company. This provision provides an additional level of financial security for our NEOs. These executives may be asked to evaluate a transaction purportedly expected to maximize shareholder value while resulting in the elimination of their jobs. The severance payment provision (2.99 times the annual average of the preceding five years of compensation) is designed to minimize the distraction caused by concerns over personal financial security in the context of a proposed change in control. The employment agreement with Mr. Dubinett expired by its terms on October 31, 2011 and the employment agreement with Mr. Singer expired by its terms on January 31, 2012. As of the date of this proxy statement we have not entered into new employment agreements with Messrs. Dubinett and Singer. See “Employment Agreements with NEOs” below for a description of the employment agreements in effect for the NEOs during fiscal 2011.

Tax Compliance Policy

          Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the three other most highly compensated executive officers in office as of the end of the fiscal year, other than the chief financial officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

However, shareholder interests may at times be best served by not restricting the compensation committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses.

          Accordingly, the compensation committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Report

          The members of the Company’s compensation committee hereby state:

          We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

By	John Roglieri M.D., Chairman
Joseph Benincasa
Harry Elias
Gary Lederman

Summary Compensation Table

The table below summarizes the total compensation paid or accrued by the Company with respect to the fiscal years ended October 31, 2009, 2010 and 2011 to the NEOs. This table does not include any amount for group life, health, hospitalization or medical reimbursement plans, if any, as such benefits do not discriminate in scope, terms or operation, in favor of any or the officers, senior management members or directors, and are generally available to all salaried employees.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(1)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total($)

Marc D.	2011	1,059,044	1,321,241	0	0	63,543	0	229,638	2,673,466
Grodman
M.D.,
President and	2010	1,013,439	0	0	0	60,806	0	113,491	1,187,736
Chief
Executive
Officer	2009	965,180	0	0	0	96,518	0	111,090	1,172,788

Howard
Dubinett,	2011	418,518	0	0	0	25,111	0	45,044	488,673
Executive
Vice President	2010	400,496	0	0	0	24,030	0	42,014	466,540
and Chief
Operating
Officer	2009	381,425	0	0	0	38,143	0	40,070	459,638

Sam Singer,	2011	418,518	110,000	0	0	25,111	0	45,087	598,716
Senior Vice
President and	2010	400,496	0	0	0	24,030	0	40,240	464,766
Chief
Financial
Officer	2009	381,425	0	0	0	38,143	0	40,240	459,808

(1) The amounts shown in this column for fiscal 2011 represent (i) with respect to Dr. Grodman, cash bonuses of $1,202,241 and $119,000 paid in connection with his payment of the premium costs for an insurance policy owned by the Company insuring the life of Dr. Grodman pursuant to an Endorsement Split-Dollar Insurance Agreement among the Company, Dr. Grodman and the Grodman Family 2011 Insurance Trust; and (ii) with respect to Mr. Singer, a one time cash bonus in recognition of his activity and efforts in the collection of $6.7 million sales tax refund from the State of New Jersey.

(2) The amounts shown in this column represent amounts earned under the Annual Bonus Plan adopted by the compensation committee for the applicable fiscal year.

(3) The amounts in the “All Other Compensation” column for fiscal 2011 are detailed below.

Name	Personal Use of Company Leased Automobile ($)(a)	Personal Use of Company Airplane ($) (a)	Life Insurance Premium ($)(b)	401(k) Plan Contribution ($)	Total ($)

Marc D. Grodman	26,023	2,865	200,000	750	229,638
Howard Dubinett	19,304	0	25,000	750	45,044
Sam Singer	19,337	0	25,000	750	45,087

(a) Represents our aggregate incremental costs for personal use of a Company leased automobile or the Company’s airplane, as applicable.

(b) See “Split Dollar Life Insurance” below.

Grants of Plan-Based Awards

          This table provides information regarding awards granted to our NEOs under the 2011 Bonus Plan. No options to purchase shares of our common stock or other equity-based awards were granted to any of our NEOs in fiscal 2011.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Threshold ($)	Maximum ($)

Marc D. Grodman M.D.	42,362	264,761
Howard Dubinett	16,741	104,630
Sam Singer	16,741	104,630

(1) The amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of the performance goals for fiscal 2011 under the annual bonus plan. These cash incentive awards were granted with no specified target level, as defined under SEC Regulation S-K, rule 402(d).

Outstanding Equity Awards at Fiscal Year-End

          There were no outstanding equity awards held by our NEOs on October 31, 2011.

Option Exercises and Stock Vested

          During fiscal 2011 no options to purchase our Common Stock were exercised by our NEOs and no shares of our Common Stock held by our NEOs became vested.

Pension Benefits

          We do not maintain any pension benefit plans for our NEOs.

Nonqualified Deferred Compensation

          We do not maintain any nonqualified deferred compensation plans for our NEOs.

Employment Agreements with NEOs

Dr. Grodman

          On December 31, 2010, the Company executed the New Contract with Dr. Grodman employing him as President and Chief Executive Officer through October 31, 2017. The New Contract replaced Dr. Grodman’s employment agreement then in effect and due to expire on October 31, 2011 (the “Old Contract”). The New Contract is automatically renewable for one additional two year period subject to the right of either party to elect not to renew at least four months prior thereto. The New Contract provides Dr. Grodman with a minimum annual base compensation of $1,059,044 commencing as of November 1, 2010, subject to annual percentage increases based on the Consumer Price Index as well as to increases at the discretion of the compensation committee. Dr. Grodman’s minimum annual base compensation for fiscal 2011 as determined by the compensation committee was $1,059,044 and for fiscal 2012 is $1,093,000. Under the New Contract we agreed to lease and insure an automobile for his benefit and agreed to provide him with access for personal use our airplane, which use will be taxable to him. The New Contract also provides Dr. Grodman with participation rights in any fringe benefit and bonus plans available to the Company’s employees to the extent determined by the compensation committee. The New Contract provides that in the event of Dr. Grodman’s total disability we may continue to employ him and compensate him at his then current base compensation for the month the disability occurs and a period of 36 months thereafter followed by an unpaid 3 month period, following which his employment will terminate unless we grant an additional leave of absence. If Dr. Grodman incurs a partial disability then his base compensation will be equitably adjusted based on the time he is able to devote to the Company.

          In the event of Dr. Grodman’s termination due to his death, the Company will pay his estate a death benefit equal to 24 times his monthly base compensation in effect at the date of his death, paid over 24 months. Under the New Contract we may terminate Dr. Grodman’s employment for “Cause” and Dr. Grodman has the right to terminate his employment for “Good Reason.” If he terminates for Good Reason he will be entitled to continuation of his base compensation and employee benefits through the end of the period he otherwise would have been employed under the New Contract.

          “Cause” is defined in the New Contact to mean: any act or acts of dishonesty by Dr. Grodman constituting criminal acts resulting or intending to result directly or indirectly in his gain or personal enrichment at our expense; his commission of a crime involving fraud, embezzlement or theft; or his material breach of the New Contract. “Good Reason” is defined in the New Contract to mean: a material diminution of Dr. Grodman’s base compensation; a material diminution in his authority, duties or responsibilities; a material diminution of the authority, duties or responsibilities of any supervisor he reports to; a material diminution in the budget over which he retains authority; a material change in the geographic location at which he provides services; or any other action or inaction that constitutes a material breach by us of the New Contract.

          In the event of a Change in Control of the Company, Dr. Grodman can elect to terminate his employment by providing written notice within 30 days following the Change in Control, with a termination date effective at the earlier of 45 days after the Change in Control or the next to last day of the calendar year in which the Change in Control occurs. In that event, he will be entitled to be paid a lump sum severance payment equal to 2.99 times the average of the annual compensation paid to him by the Company for the five calendar years preceding the earlier of the calendar year in which the Change of Control occurred or the calendar year of the date of termination, reduced by the amount of any other payment or the value of any other benefit received or to be received by him in connection with the termination of his employment or contingent on a Change in Control that are not deductible by us pursuant to Section 280G of the Code.

          “Change in Control” is defined in the New Contact to mean a “change in effective control” or a “change in the ownership of a substantial portion of a corporation’s assets” as such terms are defined under Section 409A of the Code, and means either the acquisition within 12 months by a person or group of ownership of 30% or more of the total voting power of our stock; the replacement of a majority of the member’s of our Board of Directors during any 12 month period by directors not endorsed prior to their appointment or election by a majority of the Board of Directors; or the acquisition by a person or group within 12 months of our assets with a total gross fair market value equal to more than 40% of the total gross fair market value of our assets prior to such acquisition.

          Dr. Grodman is also subject to certain non-competition restrictions preventing him from competing with the Company after termination of his employment. Such restrictions will run for one year from the date of his termination, other than following a termination by him for Good Reason in which case they will continue until the greater of one year from the date of termination or ½ of the period remaining from the date of termination through October 31, 2017.

          Pursuant to the New Contract, the Company agreed to transfer Policy A to the 1999 Trust pursuant to Split-Dollar Agreement No. 1 by the Initial Bonus to Dr. Grodman.

          Split-Dollar Agreement No. 1 required the Company to pay the annual premiums on Policy A and provided that in the event of Dr. Grodman’s death while serving as a full time Company employee, the Company would receive that amount out of the policy death proceeds equal to its “interest in the policy” (i.e. the greater of the premiums it had paid on the policy or the policy cash value at the date of death) and the balance of the death proceeds would be paid to Dr. Grodman’s designated beneficiaries. Pursuant to the New Contract, Split-Dollar Agreement No. 1 was terminated and in a “book entry” transaction, the Initial Bonus was “paid” to Dr. Grodman who in turn “transferred” the Initial Bonus amount to the 1999 Trust which in turn “repaid” the Initial Bonus amount back to the Company. The Company then, in accordance with Split-Dollar Agreement No. 1, transferred ownership of Policy A to the 1999 Trust. To facilitate these transactions, the parties agreed that the actual monetary funds did not need to change hands but agreed to treat the transactions appropriately for tax and accounting purposes. The Company also agreed to pay bonuses to Dr. Grodman of $119,000 in 2011, $70,000 in 2012 and $70,000 in 2013 unless his employment was terminated for “Cause” prior to a payment. These three bonuses were equal in amount to the remaining premiums payable on Policy A. The Company will expense the Initial Bonus ratably over the term of the New Contract. If Dr. Grodman’s employment is terminated for “Cause,” he is obligated to pay back the unexpended portion of the Initial Bonus back to the Company.

          The Company also agreed to obtain Policy B insuring the lives of Dr. Grodman and his wife. Policy B will be owned by the Company pursuant to Split-Dollar Agreement No. 2. Policy B provides for seven years of annual premiums of approximately $200,000 each, to be paid by the Company unless Dr. Grodman’s employment is terminated for “Cause.”

          At Dr. Grodman’s death, if his wife survives him, or in the event his employment is terminated for “Cause,” Dr. Grodman’s estate or Dr. Grodman, as the case may be, will cause the premiums paid by the Company under Policy B up to said date, to be paid back to the Company and the Company will transfer ownership of Policy B to Dr. Grodman’s estate, or to Dr. Grodman, as the case may be. If Dr. Grodman survives his wife, and assuming his employment has not been terminated for “Cause,” at his death, the Company will be paid the greater of the premiums it paid on Policy B or the Policy B cash value out of the death proceeds and Dr. Grodman’s estate will be paid the balance of the death proceeds, provided, however, that if Dr. Grodman survives his wife and assuming his employment has not been terminated for “Cause,” at his wife’s death, Dr Grodman or his designee shall have the option, exercisable within 90 days of her death, to purchase Policy B from the Company for the greater of the premiums paid or the cash value at the date of her death.

Messrs. Dubinett and Singer

          During fiscal 2011, Messrs. Dubinett and Singer served the Company pursuant to employment agreements that expired on October 31, 2012 and January 31, 2012, respectively. The employment agreements with Messrs. Dubinett and Singer were substantially identical. The minimum annual compensation under the employment agreements for fiscal 2011 as determined by the compensation committee was $431,911. Their base salaries have been increased by the compensation committee to $432,000 for fiscal 2012. The employment agreements provided for the leasing of an automobile and participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company’s employees. In the event of total disability we would have continued to employ Messrs. Dubinett or Singer and compensate him at his then current base compensation for the month the disability occurs and a period of 12 months thereafter followed by an unpaid 3-month period, following which his employment would terminate unless we granted an additional leave of absence. If Messer. Dubinett or Singer would have incurred a partial disability then his base compensation would have been equitably adjusted based on the time he was able to devote to the Company. In the event of Messrs. Dubinetts’s or Singer’s termination due to his death, our obligations under his employment agreement would have continued for 6 months. Under the employment agreements we could have terminated Messrs. Dubinett’s or Singer’s employment for “Cause” and Messrs. Dubinett and Singer had the right to terminate for “Good Reason.” Upon a Good Reason termination, Messrs. Dubinett and Singer would have been entitled to continuation of base compensation and employee benefits through the end of the employment period he otherwise would have been employed under his employment agreement. In the event of termination due to a Change in Control of the Company, Messrs. Dubinett and Singer would have been entitled to the same severance payment described above for Dr. Grodman. The employment agreements with Messrs. Dubinett and Singer did not contain non-competition restrictions.

          “Cause” was defined in the employment agreements with Messrs. Dubinett and Singer to mean: an act or acts of dishonesty constituting criminal acts resulting or intended to result directly or indirectly in his gain or personal enrichment at our expense; commission of a crime involving fraud, embezzlement or theft against us; or engaging in competition with us. Good Reason and Change in Control under the employment agreements with Messrs. Dubinett and Singer had the same meanings as provided in Dr. Grodman’s New Contract.

Potential Payments Upon Termination or Change in Control as of October 31, 2011.

          The following table sets out the estimated payments that would have been paid to each of our NEOs upon termination of employment due to death, for Good Reason or following a Change in Control in accordance with their employment agreements as described above as in effect, and in each case assuming such termination had occurred, as of October 31, 2011. We have calculated these estimated payments to meet Securities and Exchange Commission disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes compensation amounts accrued through October 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid base compensation, and vested account balances under our retirement plans that are generally available to all of our salaried employees.

	Base Compensation Continuation/ Lump Sum ($)(a)	Benefits Continuation ($)(b)	Total ($)

Marc D. Grodman M.D.
Good Reason	6,354,264	14,184	6,368,448
Death	2,118,088	0	2,118,088
Change in Control	3,660,825	0	3,660,825
Howard Dubinett
Good Reason	0	0	0
Death	209,259	0	209,259
Change in Control	1,129,584	0	1,129,584
Sam Singer
Good Reason	104,630	1,229	105,859
Death	209,259	0	209,259
Change in Control	1,129,584	0	1,129,584

(a) For a Good Reason termination this payment reflects a continuation of base compensation through the end of period the NEO otherwise would have been employed under his employment agreement. For death this payment reflects a continuation of base compensation for 24 months in the case of Dr. Grodman and 12 months in the case of Messrs. Dubinett and Singer. For Change in Control this payment reflects an amount equal to 2.99 times the NEOs five-year average compensation, without reduction.

(b) For a Good Reason termination this payment reflects our estimated costs for a continuation of the NEOs benefits under our medical plan through the end of period the NEO otherwise would have been employed under his employment agreement.

Split-Dollar Life Insurance

          We have established split-dollar life insurance programs for each of the NEOs. We are the sole owner of the policies and, accordingly, only we are entitled to receive the net cash surrender value of the policies. We have entered into Endorsement Split-Dollar Life Insurance Agreements with each of the NEOs pursuant to which we have agreed to continue to pay the annual premiums on the policies during the period of the NEO’s full-time employment by the Company ($70,000 under Dr. Grodman’s policy and $25,000 each under Messrs. Dubinett’s and Singer’s policies). In the event of an NEO’s death while serving as a full-time employee of the Company, we will be entitled to receive that amount of the death proceeds equal to our interest in the policy (the aggregate amount of premiums paid by the Company with respect to the policy less the amount of any loans, if any, from the Insurer to the Company against the cash value or policy proceeds, and less the aggregate amount of any premiums paid by the NEO to the Company in reimbursement of premiums paid by the Company) and the balance of the death proceeds will be paid to the NEO’s designated beneficiaries. The premiums paid by the Company on such policies (including certain predecessor policies) are approximately $250,000 at October 31, 2011. As of such date the aggregate net cash surrender value of the three policies was approximately $725,000 and is recorded on the books of the Company at such value.

          See “Employment Agreements with NEOs” as to the transfer of the split-dollar insurance policy on Dr. Grodman’s life, owned by the Company, to the 2011 Trust and as to the purchase by the Company of a new split-dollar second-to-die insurance policy on the lives of Dr. Grodman and his wife.

Compensation Committee Interlocks and Insider Participation

          During fiscal 2011, the members of the Company’s compensation committee were:

          John Roglieri M.D. — Chairman

          Joseph Benincasa

          Harry Elias

          Gary Lederman

          No member of the compensation committee was an officer or employee of the Company in fiscal 2011 or was formerly an officer of the Company.

AUDIT COMMITTEE REPORT

          The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is the responsibility of the Company’s independent auditors to perform an independent audit of and express an opinion on the Company’s financial statements. The audit committee’s responsibility is one of review and oversight. In fulfilling its oversight responsibilities:

(1)	The audit committee has reviewed and discussed with the Company’s management the audited financial statements.

(2)

The audit committee has discussed with MSPC, Certified Public Accountants and Advisors, A Professional Corporation (“MSPC”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU § 380,” as modified or supplemented.

(3)

The audit committee has also received the written disclosures and the letter from MSPC required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with MSPC. the independence of that firm as the Company’s auditors.

(4)

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011, as filed with the Securities and Exchange Commission.

          Each of the audit committee members is independent, as defined in the Rules of the NASDAQ Stock Market, Inc.

          The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting, auditing, or auditor independence. However, the Board of Directors has determined that Gary Lederman is qualified to serve as the “audit committee financial expert” of the Company as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

Audit Committee

Gary Lederman, Chairman
Joseph Benincasa, Member
Harry Elias, Member
John Roglieri, Member

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL TWO)

          Section 14A of the Exchange Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our three NEOs (defined as “say on pay”). At our 2011 annual meeting of stockholders, stockholders voted on a non-binding proposal to advise on whether the advisory vote on executive compensation should occur every one, two or three years. As a majority of our stockholders voted in favor of an annual advisory vote, the Board decided to annually provide stockholders with an advisory vote on the compensation of our NEOs. Accordingly, the Company is providing stockholders with its annual advisory vote on executive compensation. We are asking stockholders to indicate their support for our NEOs compensation as described in this proxy statement by voting “FOR” the following resolution:

Resolved, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s three Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in the Company’s 2012 Annual Meeting Proxy Statement.

          This is merely an advisory vote and is not binding on the Company. However, the Board of Directors and the compensation committee (which is comprised of independent directors) expect to take into account the outcome of this vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Shareholders are encouraged to read the Company’s disclosure pursuant to Item 402 including the “Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

          The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the resolution approving the Company’s compensation for its three Named Executive Officers. Proxies given without instructions will be voted FOR approval of this resolution.

AUDITORS

          The firm of MSPC, Certified Public Accountants and Advisors, A Professional Corporation (“MSPC”) audited our accounts and the accounts of our subsidiaries for the fiscal years ended October 31, 2011 and 2010. MSPC and its predecessor firm have been our auditors since 1988. Representatives of such firm are not expected to be present at the July 12, 2012 annual meeting of stockholders.

Fees and Services of MSPC

	2011 ($)	2010 ($)

Audit Fees	273,000	285,500
Audit-Related Fees	43,000	52,000
Tax Fees	14,500	64,000
All Other Fees	0	0

Total Fees	330,500	401,500

Audit Committee Pre-Approval Policies and Procedures

          The audit committee pre-approved each material non-audit engagement for services performed by the Company’s independent auditors in fiscal 2011. Prior to pre-approving any such non-audit engagement or service, it is the committee’s practice to first gather information regarding the requested engagement or service in order to enable the committee to assess the impact of the engagement or service on the auditor’s independence.

          The audit committee has considered whether the provision of tax return preparation and other professional services to the Company by MSPC is compatible with such firm maintaining its independence and has concluded that such firm is independent with respect to the Company in its role as the Company’s principal accountant and auditor.

Stockholder Proposals for 2013 Annual Meeting

          In order to be considered for inclusion in the Company’s proxy statement relating to the 2013 annual meeting of shareholders (expected to be held in July 2013), any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices on or before February 13, 2013. Such proposal also must meet the other requirements of the Securities and Exchange Commission relating to stockholder proposals required to be included in the Company’s proxy statement.

OTHER MATTERS

          Management does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

          According to Securities and Exchange Commission rules, the information presented in this proxy statement under the captions “Compensation Committee Report, “Audit Committee Report” and “Stock Price Performance” will not be deemed to be “soliciting material” or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under such acts shall be interpreted as incorporating by reference the information presented under said specified captions.

By Order of the Board of Directors

Marc D. Grodman, President

Elmwood Park, New Jersey
June 4, 2012

BIO-REFERENCE LABORATORIES, INC.
Revocable Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders – July 12, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, a stockholder of BIO-REFERENCE LABORATORIES, INC. (the “Company”) hereby appoints Marc D. Grodman and Sam Singer or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all of the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares which the undersigned is entitled to vote at the annual meeting of the stockholders of BIO-REFERENCE LABORATORIES, INC. to be held at 9:00 A.M. (local time) on Thursday, July 12, 2012 at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001 and at any and all adjournments thereof. The undersigned directs that this proxy be voted as follows:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BIO-REFERENCE LABORATORIES, INC.

July 12, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=00755

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

   Please detach along perforated line and mail in the envelope provided.

20230403000000000000 6	090811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three Class III directors, each to serve for a term of three years and until his successor is elected and qualified (Proposal One).

NOMINEES:
☐	FOR ALL NOMINEES	☐	Joseph Benincasa
		☐	John Roglieri, M.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Gary Lederman, Esq.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.          ☐

		FOR	AGAINST	ABSTAIN
2.	To hold an advisory vote on executive compensation as disclosed in these materials.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	In their discretion, on all other matters as shall properly come before the meeting.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals One and Two. UNLESS OTHERWISE SPECIFIED AS ABOVE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS (PROPOSAL ONE). IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

PLEASE MARK, SIGN, AND RETURN YOUR PROXY PROMPTLY. No postage is required if returned in the enclosed envelope and mailed in the United States. Receipt of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement of the Board of Directors and the Company’s Annual Report for the year ended October 31, 2011 is acknowledged.

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.